Exhibit 99.1

Mallinckrodt Announces Election of Carlos V. Paya, M.D., Ph.D. to its Board of Directors

-- New member brings unique blend of industry expertise and clinical experience --

STAINES-UPON-THAMES, United Kingdom - May 21, 2019 - Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, announced today the election of Carlos V. Paya, M.D., Ph.D. to the company's Board of Directors. Dr. Paya has 30 years of branded pharmaceutical industry, science and medical practice experience, and joins the Mallinckrodt Board effective tomorrow, May 22, 2019. He will serve as an independent director on the Board's Portfolio Committee.

"Carlos brings an important blend of industry expertise and clinical experience to our Board, including direct involvement in drug development, innovation, commercialization and international markets,” said Angus Russell, Chairman of the Board of Mallinckrodt. “He is a proven leader with strong strategic, operational, clinical and leadership skills, with a track record of delivering results in challenging and competitive markets. I am confident that our Board and Mallinckrodt will benefit from his unique experiences, diverse insights and strategic counsel."

Dr. Paya recently stepped down as the president, chief executive officer and board member of Immune Design Corp., a late-stage immunotherapy company, following its acquisition by Merck. He previously served as president of Elan Pharmaceuticals, and spent a number of years with Eli Lilly and Co. in discovery research, clinical development leadership roles, most recently global leader of the diabetes and endocrine franchise. Prior to his industry roles, Dr. Paya spent nearly a decade at the Mayo Clinic-Rochester, including his role as professor of medicine, immunology and pathology, and vice dean of the clinical investigation program. He is also a member of the board of BIO (Biotechnology Innovation Organization), and a board member and chair of the nominating and governance committee for Fludigm Corporation, a biotechnology tools provider.

After receiving his medical and doctorate degrees from the Universidad Complutense of Madrid Medical School, Dr. Paya completed his specialty training in Internal Medicine, Infectious Diseases and Immunology at the Mayo Graduate School of Medicine. He was a research scientist in a post-doctoral position at Institute Pasteur in Paris and completed the advanced management program at the University of Chicago’s Booth School of Business.

ABOUT MALLINCKRODT
Mallinckrodt is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. The company's Specialty Brands reportable segment's areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and analgesics. Its Specialty Generics and Amitiza reportable segment includes specialty generic drugs, active pharmaceutical ingredients and AMITIZA® (lubiprostone). To learn more about Mallinckrodt, visit www.mallinckrodt.com.

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CONTACTS

Media
Daniel Yunger
Kekst CNC
212-521-4879
mallinckrodt@kekstcnc.com

Investor Relations
Daniel J. Speciale, CPA
Vice President, Investor Relations and IRO
314-654-3638
daniel.speciale@mnk.com

Mallinckrodt, the "M" brand mark and the Mallinckrodt Pharmaceuticals logo are trademarks of a Mallinckrodt company. Other brands are trademarks of a Mallinckrodt company or their respective owners. © 2019 Mallinckrodt. 5/19